                                                                  Exhibit 10(gg)

November 16, 2004

Mr. Kenneth R. Rieth
President
Riviera Tool Company
5460 Executive Parkway S.E.
Grand Rapids, MI 49512-5507

RE: FINANCING ARRANGEMENTS AMONG COMERICA BANK ("BANK") AND RIVIERA TOOL COMPANY ("BORROWER")

Dear Mr. Rieth:

Please refer to any and all documents, instruments and agreements executed in connection with the financing arrangements from Bank to Borrower (collectively, the "Loan Documents"). All amounts due from Borrower to Bank, whether now or in the future, contingent, fixed, primary and/or secondary, including, but not limited to, principal, interest, inside and outside counsel fees, audit fees, costs, expenses and any and all other charges provided for in the Loan Documents shall be known, in the aggregate, as the "Liabilities". All capitalized terms not defined in this letter agreement ("Agreement") shall have the meanings described in the Loan Documents.

As of November 12, 2004 the Liabilities include, but are not limited to, the following:

Loans (original note amount and date)               Principal         Interest
-------------------------------------               ---------         --------
Line of Credit Note
($12,500,000; 0/16/04)                           $ 8,814,366.22   $    15,156.56
Term Note
($2,000,000; 12/23/02)                           $ 1,299,999.86   $     2,401.39
Capital Equipment Note
($500,000; 0/16/04)                              $   416,970.82   $       770.24
                                                 --------------   --------------
Total                                            $10,531,336.90   $    18,328.19
                                                 ==============   ==============

The amounts referenced above are exclusive of reimbursement obligations under outstanding letters of credit and related fees, overdrafts, and interest accruing after November 12, 2004 and costs and expenses (including, but not limited to, inside and outside counsel fees).

Without limitation, Borrower is out of formula under the Loan Documents by $2,725,475.19 as of November 12, 2004, and as of August 31, 2004, Borrower is in violation of all of the financial covenants contained in Section 7.11 of the Third Amendment to Line of Credit and Term Loan Agreement dated July 9, 2004. Under the Loan Documents, Borrower is required to pay to Bank the amount it is out of formula. Borrower has advised that it is unable to do so, and therefore is in payment default under the Loan Documents.

The Line of Credit Note, Term Note and Capital Equipment Note are term obligations. As a result of and for the reasons outlined above, Bank hereby accelerates all Liabilities and demands payment in full of all of the Liabilities.

From and after the date of this letter, interest shall accrue on the Liabilities at the highest rate provided for in the Loan Documents, which is the Bank's Prime Rate (as defined in the Loan Documents) plus four percentage points (4%) on the Line of Credit Note and the Prime Rate plus four and one quarter percent (4 1/4%) on the Term Note and Capital Equipment Note.

Subject to timely, written acceptance by Borrower of the following conditions, Bank is willing to forbear until December 15, 2004, subject to earlier termination as provided below, from further action to collect the Liabilities:
Borrower acknowledges the Liabilities as set out in the Loan Documents, the amount of the Liabilities as stated above and the existence of the defaults. Bank does not waive the defaults and all of Bank's rights and remedies are reserved. Borrower acknowledges and agrees that, if Bank were to make demand for repayment of the Liabilities at this time or at any time hereafter, such demand would be timely and proper.

Future administration of the Liabilities and the financing arrangements among Bank, Borrower shall continue to be governed by the covenants, terms and conditions of the Loan Documents, which are ratified and confirmed and incorporated by this reference, except to the extent that the Loan Documents have been superseded, amended, modified or supplemented by this Agreement or are inconsistent with this Agreement, then this Agreement shall govern.

Borrower acknowledges Bank is under no obligation to advance funds or extend credit to Borrower under the Loan Documents, or otherwise.

100% of Borrower's cash inflows will be applied to the Line of Credit Note. Subject to maintaining an advisory "Advance Formula" (defined below) equal to or greater than the balance owing on the Line of Credit Note (plus the amount of outstanding letters of credit), and provided there are no defaults under the terms of this Agreement, and no further defaults under the Loan Documents, Bank may, in its sole discretion, continue to advance to Borrower under the Line of Credit, in accordance with the Loan Documents, through December 15, 2004. Effective immediately, the maximum amount available under the Line of Credit
Note is $10,000,000. The "Advance Formula" is as defined in the Line of Credit and Term Loan Agreement dated December 23, 2002 and amended in a Second Amendment to Line of Credit and Term Loan Agreement dated June 16, 2004, except:
(a) the total availability based on WIP is reduced to $2,500,000 and (b) the Advance Formula shall include an overformula of $3,200,000, which overformula shall reduce permanently upon collection of any ineligible accounts by the amount of such collections. Concurrently with the execution of this Agreement, Borrower will provide to Bank a detailed list of its outstanding ineligible accounts as of October 31, 2004. In the event the balance on the Line of Credit Note (plus the amount of outstanding letters of credit) exceeds the Advance Formula at any time, no advances will be allowed. Effective immediately, there shall be no availability to Borrower for letters of credit except for the currently outstanding letters of credit. Each borrowing request or Accounts Receivable collection must be accompanied by an accounts receivable report, in form satisfactory to Bank, with a minimum of one report per week. Each report shall also include a detailed list of current ineligible accounts and a statement of those ineligible accounts collected.

Borrower acknowledges and agrees it shall hold in express trust for Bank and immediately surrender in the form received all of its cash inflows to Bank by depositing such inflows into a cash collateral account established and maintained at Bank. Borrower shall adhere strictly to the dominion of funds and lock box procedures implemented with Bank. Effective immediately, (a) all treasury management services that have credit risk for Bank, except ACH services, are terminated and (b) all ACH transfers must be prefunded.

Concurrently with execution of this Agreement, Borrower will pay to Bank a fully earned, non-refundable fee of $25,000.

Notwithstanding Bank's demand of the Liabilities, Borrower shall make all monthly principal and interest payments due under the Notes, as amended by this Agreement.

Borrower shall not make further payments to the holders of subordinated debt until the Liabilities are paid in full. Borrower shall hire a financial consultant acceptable to Bank and shall deliver to Bank by November 19, 2004 a proposed engagement letter, including a scope of engagement for such consultant, for review and approval by Bank. On or before December 3, 2004, Borrower and its consultant shall provide to Bank a 13-week cash budget (including a weekly analysis of availability and the outstanding balance under the Line of Credit
Note), a viability analysis and an action plan for correction of the out of formula. Borrower authorizes its consultant to communicate directly with Bank.

Effective as of the date of this Agreement, interest on the Liabilities under the Line of Credit Note shall accrue at Bank's "Prime Rate" (as defined in the Loan Documents) plus four percentage points (4%) and shall be due and payable on the first (1st) day of each and every month, and interest on the liabilities under the Term Note and Capital Equipment Note shall accrue interest at Bank's "prime rate" plus four and one quarter percent (4 1/4%), and shall be due and payable on the first (1st) day of each and every month. Upon the occurrence of a default under the terms of this Agreement or any further defaults under the Loan Documents, then the Liabilities shall accrue interest at the rate otherwise provided in this paragraph plus three percent (3%). Effective immediately, Borrower may not elect to borrow using the Eurodollar-based Rate pricing under the Loan Documents.

Borrower acknowledges and agrees the Loan Documents presently provide for and it shall reimburse Bank for any and all costs and expenses of Bank, including, but not limited to, all inside and outside counsel fees of Bank whether in relation to drafting, negotiating or enforcement or defense of the Loan Documents or this Agreement, including any preference or disgorgement actions and all of Bank's audit fees, incurred by Bank in connection with the Liabilities, Bank's administration of the Liabilities and/or any efforts of Bank to collect or satisfy all or any part of the Liabilities. Borrower shall immediately reimburse Bank for all of Bank's costs and expenses upon Bank's incurrence thereof or upon demand.

Loan payments, interest on the Liabilities, loan administration expenses, including, but not limited to, all inside and outside counsel fees of Bank and Bank's audit fees, may be charged directly to any of Borrower's accounts maintained with Bank.

Borrower will maintain all commercial accounts with Bank.

In addition to all reporting currently required by the Loan Documents, Borrower shall provide Bank:

a summary of Borrower's accounts payable and accounts receivable as of Friday of each week and the last day of each month showing which accounts payable and accounts receivable are up to 30, 31 to 60, 61 to 90, 91 to 120, 121 to 150, 151 to 180 and over 181 days or more past the invoice date and listing the names and addresses of creditors and account debtors, as applicable. These summaries are due by the 10th of the following month; and any other reporting requested by Bank.

Borrower agrees to execute any and all additional or supplemental documentation, and provide such further assistance and assurances as Bank may require, in Bank's sole and absolute discretion, to give full effect of the terms, conditions and intentions of this Agreement.

Borrower acknowledges and agrees the Loan Documents presently provide and it shall permit Bank to conduct such fair market value appraisals, inspections, surveys and/or testing, whether for environmental contamination or otherwise, that Bank deems necessary, on any and all real and personal property upon which Bank may possess a mortgage or security interest securing the Liabilities, and the cost of such appraisals, inspections, surveys and testing are part of the costs and expenses for which the Borrower must reimburse Bank.

Notwithstanding anything to the contrary herein, Bank reserves the right, in its sole discretion, to determine the application of the proceeds of all unusual or extraordinary items (including, by way of example, tax refunds, insurance proceeds, or sale proceeds, other than collection of accounts for inventory sold in the ordinary course of business) to the various obligations of Borrower to Bank.

To the extent any payment received by Bank is deemed a preference, fraudulent transfer or otherwise by a court of competent jurisdiction which requires the Bank to disgorge such payment then, such payment will be deemed to have never occurred and the Liabilities will be adjusted accordingly.

This Agreement shall be governed and controlled in all respects by the laws of the State of Michigan, without reference to its conflict of law provisions, including interpretation, enforceability, validity and construction.

Bank expressly reserves the right to exercise any or all rights and remedies provided under the Loan Documents and applicable law except as modified herein. Bank's failure to exercise immediately such rights and remedies shall not be construed as a waiver or modification of those rights or an offer of forbearance.

This Agreement will inure to the benefit of Bank and all its past, present and future parents, subsidiaries, affiliates, predecessors and successor corporations and all of their subsidiaries and affiliates.

Bank anticipates that discussions addressing the Liabilities may take place in the future. During the course of such discussions, Borrower and Bank, may touch upon and possibly reach a preliminary understanding on one or more issues prior to concluding negotiations. Notwithstanding this fact and absent an express written waiver by Bank, Bank will not be bound by an agreement on any individual issues unless and until an agreement is reached on all issues and such agreement is reduced to writing and signed by Borrower and Bank.

As of the date of this Agreement, there are no other offers outstanding from Bank to Borrower. Any prior offer by Bank, whether oral or written is hereby rescinded in full. There are no oral agreements between Bank and Borrower; any agreements concerning the Liabilities are expressed only in the existing Loan Documents. The duties and obligations of Borrower and Bank shall be only as set forth in the Loan Documents and this Agreement, when executed by all parties.

Borrower acknowledges that it has reviewed (or has had the opportunity to review) this Agreement with counsel of its choice and has executed this Agreement of its own free will and accord and without duress or coercion of any kind by Bank or any other person or entity.

BORROWER AND BANK ACKNOWLEDGE AND AGREE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE LOAN DOCUMENTS OR THE LIABILITIES.

DEFAULTS HAVE OCCURRED UNDER THE LOAN DOCUMENTS. BORROWER, TO THE FULLEST EXTENT ALLOWED UNDER APPLICABLE LAW, WAIVES ALL NOTICES THAT BANK MIGHT BE REQUIRED TO GIVE BUT FOR THIS WAIVER, INCLUDING ANY NOTICES OTHERWISE REQUIRED UNDER SECTION 6 OF ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE AS ENACTED IN THE STATE OF MICHIGAN OR THE RELEVANT STATE CONCERNING THE APPLICABLE COLLATERAL (AND UNDER ANY SIMILAR RIGHTS TO NOTICE GRANTED IN ANY ENACTMENT OF REVISED ARTICLE 9 OF THE UNIFORM COMMERCIAL CODE). FURTHERMORE, BORROWER WAIVES (A) THE RIGHT TO NOTIFICATION OF DISPOSITION OF THE COLLATERAL UNDER Section 9-611 OF THE UNIFORM COMMERCIAL CODE, (B) THE RIGHT TO REQUIRE DISPOSITION OF THE COLLATERAL UNDER
Section 9-620(E) OF THE UNIFORM COMMERCIAL CODE, AND (C) ALL RIGHTS TO REDEEM ANY OF THE COLLATERAL UNDER Section 9-623 OF THE UNIFORM COMMERCIAL CODE.

BORROWER HEREBY WAIVES, DISCHARGES AND FOREVER RELEASES BANK, BANK'S EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS, AFFILIATES AND SUCCESSORS AND ASSIGNS, FROM AND OF ANY AND ALL CLAIMS, CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS OR OFFSETS AND/OR ALLEGATIONS BORROWER MAY HAVE OR MAY HAVE MADE OR WHICH ARE BASED ON FACTS OR CIRCUMSTANCES ARISING AT ANY TIME UP THROUGH AND INCLUDING THE DATE OF THIS AGREEMENT, WHETHER KNOWN OR UNKNOWN, AGAINST ANY OR ALL OF BANK, BANK'S EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS, AFFILIATES AND SUCCESSORS AND ASSIGNS.

This Agreement may be executed in counterparts and delivered by facsimile and the counterparts and/or facsimiles, when properly executed and delivered by the signing deadline, will constitute a fully executed complete agreement. Borrower shall properly execute this Agreement and deliver same to the undersigned by no later than 5:00 p.m. on November 17, 2004.

Bank reserves the right to terminate its forbearance prior to December 15, 2004, in the event of any new defaults under the Loan Documents, defaults under this Agreement, in the event of further deterioration in the financial condition of Borrower or further deterioration in Bank's collateral position, and/or in the event Bank, for any reason, believes that the prospect of payment or performance is impaired.

Very truly yours,

Thomas J. Stritzinger
Vice President - AGM
Middle Market Banking
99 Monroe Avenue, NW
Grand Rapids, MI 49503
(616) 776-6375
Fax: (616) 776-7885

ACKNOWLEDGED AND AGREED:

      "BORROWER"

Riviera Tool Company

By:                                  Date:
   ------------------------------          ----------------------------

Its:
    -----------------------------